Exhibit 99.1

News Release
Visit our website at: www.streamlinehealth.net

STREAMLINE HEALTH® PROMOTES NICHOLAS A. MEEKS TO CFO

Company Names Carolyn Zelnio as New Chief Accounting Officer

Atlanta, GA — May 16, 2013 — Streamline Health Solutions, Inc. (NASDAQ: STRM), a leading provider of SaaS-based enterprise content management, business analytics, computer assisted coding (CAC), and clinical documentation improvement (CDI) solutions for healthcare providers, today announced that Nicholas A. Meeks, Vice President of Financial Planning has been promoted to Senior Vice President and Chief Financial Officer effective May 22, 2013, the date of the annual meeting of shareholders.

Mr. Meeks, a CFA and experienced financial planning and analysis executive joined Streamline Health in 2012.  He is a member of the executive team and has led the company’s analysis and appraisal of potential acquisitions, as well as, all financial planning and forecasting.  Prior to Streamline, Mr. Meeks was Director of Financial Planning and Analysis at Chamberlin Edmonds & Associates, acquired by Emdeon, Inc.  Subsequent to the acquisition, he became head of finance for Provider Payment Integrity, an operating subsidiary of Emdeon, and participated in the evaluation of multiple potential acquisitions.

In addition, the Company has created the new position of Vice President and Chief Accounting Officer with oversight of accounting functions and management of the treasury.  Ms. Carolyn Zelnio joins the company after a successful run as CFO for numerous private equity backed firms, including Aderant, Inc., a global financial management software company, and Purewire, Inc., a Software-as-a-Service web security company, acquired by Barracuda Networks, Inc.  She also spent 8 years in various financial leadership roles at Witness Systems Inc., a $225M software firm, where she assisted in the company’s IPO and accrued deep SEC reporting and Sarbanes-Oxley compliance experience.

Steve Murdock has served as Streamline’s CFO for the past two years but is leaving the firm to focus more time on the needs of his extended family.  “I thank Steve for his hard work and dedication to making Streamline a better company.  Without Steve’s diligent work over the last two years we would not be where we are today,” said Robert E. Watson, President and CEO of Streamline Health Solutions, Inc. “Taking time to focus on family is admirable and we wish him the best in this important endeavor.”

“I know Nick Meeks will move seamlessly into the role of CFO.  It has been my experience in working closely with Nick, particularly during the Meta Health Technologies acquisition last year that he possesses a keen mind and sharp eye for the operationally focused financial side of this enterprise.  I believe the tandem of Nick and Carolyn — a sound accounting professional — will provide the breadth and depth of financial and accounting leadership our Company needs as we continue to grow, and look forward to working with them both.”

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) is a leading provider of SaaS-based healthcare information technology (HCIT) solutions for hospitals and physician groups with offices in Cincinnati, Atlanta and New York. The company’s comprehensive suite of solutions includes: enterprise content management (ECM), business analytics, integrated workflow systems, clinical documentation improvement (CDI), and computer assisted coding (CAC). Across the revenue cycle, these solutions offer healthcare enterprises a flexible, customizable way to communicate between disparate departments and information systems to improve processes, boost productivity, and optimize clinical, administrative and financial performance.  For more information, please visit our website at http://www.streamlinehealth.net.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties and are no guarantee of future performance. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the timing of contract negotiations and execution of contracts and the related timing of the revenue recognition related thereto, the potential cancellation of existing contracts or clients not completing projects included in the backlog, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company’s products, the ability of the Company to control costs, availability of products obtained from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry, the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contacts: Randy Salisbury Investor Relations (404)-229-4242 randy.salisbury@streamlinehealth.net	Company Contact: Ashley Moore Director, Marketing (404)-446-2057 ashley.moore@streamlinehealth.net